Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for May 2007

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas May 22, 2007 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of May 2007 for Unitholders of record on May 31, 2007.

The Trust did not receive any Royalty income from the Working Interest Owner for the month of May 2007. As of March 31, 2007 the Working Interest Owner estimates that the abandonment accrual for amounts expended but not recouped and for projected future abandonment expenses for the properties in which the Trust has an interest is approximately $1.4 million net to the Trust. These costs will be deducted from any future gross proceeds on the Royalty properties, which deductions will reduce future Royalty income. In addition, no Royalty income will be distributed to Unitholders until the Trustee recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of March 2007, approximately $1.6 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. Trust expenditures for the month of May 2007 will be approximately $71,000. Trust expenditures in excess of royalty income received will reduce the Trust’s reserve for Trust expenses. As of April 30, 2007, the reserve for Trust expenses, excluding interest receivable, was approximately $83,000. Based on current general and administrative expenditures being incurred in connection with the litigation, in the absence of Royalty income the Trustee expects that it will be required to borrow money in accordance with the Trust Indenture to fund future Trust expenses. The Trustee is currently reviewing alternatives for loans to the Trust permitted under the Trust Indenture, including loans on a secured basis. In the event any loans are made to the Trust, the Trust Indenture will prohibit the Trustee from making any distributions to unitholders until those loans are repaid in full.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701